UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                        SEC File Number: 0-16354
                                                        CUSIP Number: 625 44S 20

(Check One):  |X| Form 10-KSB  |_|  Form 20-F  |_|  Form 11-K  |_|  Form 10-Q
              |_|  Form N-SAR  |_| Form N-CSR

            For Period Ended: November 30, 2007
            |_| Transition Report on Form 10-K
            |_| Transition Report on Form 20-F
            |_| Transition Report on Form 11-K
            |_| Transition Report on Form 10-Q
            |_| Transition Report on Form N-SAR
            |_| Transition Report on Form N-CSR

            For the Transition Period Ended:
                                            -------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

MultiCell Technologies, Inc.
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Full name of registrant

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Former name if applicable

701 George Washington Highway
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Address of principal executive office (Street and number)

Lincoln, Rhode Island  02865
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City, state and zip code

                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


      Multicell Technologies, Inc. (the "Company") will not be able to file its annual report on Form 10-KSB for the fiscal year ended November 30, 2007, within the prescribed time period without unreasonable effort and expense. The Company is completing its preparation of its financial statements, and its independent registered public accounting firm is in the process of auditing the financial statements of the Company. The Company intends to file its Form 10-KSB within the 15-day extension period afforded by SEC Rule 12b-25 under the Securities Exchange Act of 1934, as amended.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Jerry Newmin                      (401)                333-0610
      ---------------------------      ---------         ------------------
             (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                      |X| Yes No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                      Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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


                          MultiCell Technologies, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 28, 2008                By: /s/ Jerry Newmin
     -----------------------               ----------------------
                                           Jerry Newmin
                                           Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

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